EXHIBIT 10.1

THIRD AMENDMENT

This Third Amendment, dated as of July 21, 2010 (this “Amendment”), to the Credit Agreement dated as of April 19, 2006, as amended by the First Amendment dated as of December 23, 2008 and the Second Amendment dated as of March 10, 2010 (the “Credit Agreement”), among AVIS BUDGET HOLDINGS, LLC (“Holdings”), AVIS BUDGET CAR RENTAL, LLC (the “Borrower”), the subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto (the “Lenders”), BANK OF AMERICA, N.A., CREDIT AGRICOLE CORPORATE & INVESTMENT BANK NEW YORK BRANCH (formerly known as CALYON) and CITICORP USA, INC. as documentation agents, WACHOVIA BANK, NATIONAL ASSOCIATION as co-documentation agent, DEUTSCHE BANK SECURITIES INC. as syndication agent, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”; and together with the other agents named therein, the “Agents”) and CITIGROUP GLOBAL MARKETS INC., as arranger of this Amendment (in such capacity, the “Third Amendment Arranger”).

W I T N E S S E T H:

WHEREAS, Holdings, the Borrower, the Lenders and the Agents are parties to the Credit Agreement;

 WHEREAS, the Borrower has requested that the Lenders amend certain terms in the Credit Agreement in the manner provided for herein; and

WHEREAS, the Administrative Agent and the Lenders are willing to agree to the requested amendments subject to the provisions of this Amendment;

NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:

1. Defined Terms.  Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement as amended hereby.

2. Amendments to Section 1.1 (Defined Terms).  Section 1.1 of the Credit Agreement is hereby amended as follows:

(a)(i)           by amending the definition of “Consolidated EBITDA” by deleting subclause (f) thereof in its entirety and inserting in lieu thereof the following new subclause (f):

 “(f)(i) separation, integration, restructuring and severance cash items and (ii) other extraordinary, unusual or non-recurring cash items, in the case of each of (i) and (ii) in an aggregate amount not to exceed (w) $150,000,000 for any period ended after the Third Amendment Effective Date through the sixth full fiscal quarter immediately following the Third Amendment Effective Date, (x) $120,000,000 for the period ended on the last day of the seventh full fiscal quarter immediately following the Third Amendment Effective Date, (y) $90,000,000 for the period ended on the last day of the eighth full fiscal quarter immediately following the Third Amendment Effective Date, and (z) $60,000,000 for any period ended thereafter”

(a)(ii)           by amending the definition of “Consolidated EBITDA” by replacing the word “and” immediately following subclause (h) thereof with “,” and inserting immediately following subclause (i) thereof the following new subclauses (j) and (k):

“ (j) fees, expenses and transaction costs in connection with the DTA Acquisition, the financing thereof and the Third Amendment and (k) the amount of cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized not later than the end of the sixth full fiscal quarter immediately following the Third Amendment Effective Date in connection with the DTA Acquisition as a result of specified actions taken or with respect to which substantial steps have been taken by the Borrower (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a certificate signed by a Responsible Officer shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02(b), certifying that such cost savings, operating expense reductions and synergies are reasonably expected and factually supportable in the good faith judgment of the Borrower, (B) the aggregate amount of cost savings, operating expense reductions and projected synergies added pursuant to this clause (k) shall not exceed $180,000,000 in the aggregate, (C) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (k) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (D) projected amounts (and amounts not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (k) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies.”

 (a)(iii)                      by amending the definition of “Consolidated EBITDA” by replacing the phrase “during such Reference Period” in each of clauses (i) and (ii) of the second to last sentence thereof with “during or following such Reference Period”.

(b) by amending the definition of “Net Cash Proceeds” by adding “(i)” immediately following the words “net of” in subclause (a) thereof, inserting the word “and” at the end of subclause (a) thereof, and inserting immediately following subclause (a) thereof the following new subclause (ii):

“(ii) amounts applied to the repayment of Securitization Indebtedness in connection with any Disposition of fleet vehicles of Dollar Target and its Subsidiaries permitted by clause (g) of Section 7.5”

 (c) by adding the following new definitions in the appropriate alphabetical order:

“Dollar Target”: Dollar Thrifty Automotive Group, Inc.

“DTA Acquisition”: the acquisition in accordance with the terms hereof (by merger or otherwise) by the Borrower or a Subsidiary Guarantor of 100% of the outstanding Capital Stock of Dollar Target.

 “Third Amendment”: the Third Amendment to this Agreement, dated as of July 21, 2010, among Holdings, Borrower, the Administrative Agent, the Third Amendment Arranger and the Lenders party thereto.

 “Third Amendment Effective Date”: the date on which all of the conditions set forth in Section 14 of the Third Amendment shall have been satisfied.

3. Amendment to Section 2.23 (Incremental Facilities).

(a)	Clause (a) of Section 2.23 the Credit Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the following new clause (a):

“(a)           After the Third Amendment Effective Date and before the Extended Term Loan Maturity Date (with respect to Term Loans) and Extended Revolving Termination Date (with respect to Revolving Loans), as applicable, the Borrower, by written notice to the Administrative Agent, may request (i) the establishment of one or more additional tranches of term loans (the commitments thereto, the “Incremental Term Loan Commitments”) and/or (ii) increases in the Revolving Commitments (the “Incremental Revolving Commitments” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”); provided that (i) each such request shall be for not less than $25,000,000 (or such lesser amount that would increase the Maximum Facilities Amount to the limit provided in the following sublause (ii)) and (ii) after giving effect to each such request, the aggregate amount (the “Maximum Facilities Amount”) of outstanding Term Loans and Revolving Commitments shall not exceed $2,000,000,000; provided that the Maximum Facilities Amount shall be permanently reduced by the aggregate principal amount (excluding any paid in kind amounts) of (i) any secured Indebtedness incurred by the Borrower pursuant to Section 7.2(z)(i) secured by Liens on the Collateral on a pari passu basis with the Obligations and (ii) any secured Indebtedness incurred by the Borrower pursuant to Section 7.2(z)(ii). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Incremental Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent.  The Borrower may approach any Lender or any Person to provide all or a portion of the Incremental Loan Commitments; provided that (i) no Lender will be required to provide such Incremental Loan Commitment and (ii) any entity providing all or a portion of the Incremental Loan Commitments other than a Lender, an affiliate of a Lender or an Approved Fund shall be reasonably acceptable to the Administrative Agent (with such acceptance by the Administrative Agent to not be unreasonably withheld or delayed).”

(b)
Clause (b) of Section 2.23 the Credit Agreement is hereby amended by inserting the words “except for any Incremental Loan Commitment in connection with the DTA Acquisition,” at the beginning of each of clauses (i) and (ii) thereof.

4. Amendment to Section 5.2 (Conditions to Each Extension of Credit).  Section 5.2 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

“Any funding or effectiveness of an Incremental Loan Commitment (including any deemed issuance of Letters of Credit) in connection with the DTA Acquisition shall not be subject to the conditions precedent set forth in this Section 5.2, nor shall it constitute a representation and warranty hereunder.”

5. Amendment to Section 7.2 (Indebtedness).

(a)	Section 7.2 of the Credit Agreement is hereby amended by deleting clause (e) thereof in its entirety and inserting in lieu thereof the following new clause (e):

“(e) (i) Guarantee Obligations of the Borrower in respect of obligations under the Letter of Credit Facilities and (ii) obligations in respect of surety bonds and similar obligations incurred in the ordinary course of business.”

(b)	Section 7.2 of the Credit Agreement is hereby amended by inserting in clause (v) thereof the following new parenthetical immediately following the words “payments or prepayments”:

“(other than (i) as a result of change of control, asset sale, or issuance of Capital Stock or Indebtedness or (ii) pursuant to other mandatory prepayment requirements customary for similar Indebtedness after taking into account then prevailing market conditions)”

(c)
Section 7.2 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (x) thereof, inserting the word “and” at the end of clause (y) thereof, and inserting immediately following clause (y) thereof the following new clause (z):

“(z)           Indebtedness of the Borrower and its Subsidiaries (including any Guarantee Obligations in respect thereof) incurred (i) to finance a portion of the DTA Acquisition or (ii) to refinance any Term Loans (including any Incremental Term Loans), and (iii) any Permitted Refinancing thereof;”

6. Amendment to Section 7.3 (Liens).  Section 7.3 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (r) thereof, inserting the word “and” at the end of clause (s) thereof, and inserting immediately following clause (s) thereof the following new clause (t):

“(t)           Liens securing Indebtedness permitted under Section 7.2(z); provided that (i) with respect to any such Indebtedness that is secured by Liens on the Collateral on a pari passu basis with the Obligations (A) the aggregate principal amount of such Indebtedness incurred to finance the DTA Acquisition shall not exceed $400,000,000, (B) such Indebtedness shall not be secured by any property or assets of any Loan Party other than the Collateral, (C) the Liens securing such Indebtedness shall be governed by security documentation substantially the same as the Security Documents (with such modifications as are reasonably satisfactory to the Administrative Agent; provided, that any modifications that make such security documentation less restrictive to the Loan Parties shall be satisfactory to the Administrative Agent) and (D) the Administrative Agent shall have entered into an intercreditor agreement customary for similar issuances of Indebtedness in form and substance reasonably satisfactory to the Administrative Agent with the holders of such Indebtedness or an agent thereof and the Borrower, and any such intercreditor agreement shall remain in full force and effect at any time such Indebtedness remains outstanding and (ii) with respect to any such Indebtedness that is secured by Liens on the Collateral on a second priority basis with the Obligations (A) such Indebtedness shall not be secured by any property or assets of any Loan Party other than the Collateral, (B) the Liens securing such Indebtedness shall be governed by security documentation substantially the same as the Security Documents (with such modifications as are reasonably satisfactory to the Administrative Agent; provided, that any modifications that make such security documentation less restrictive to the Loan Parties shall be satisfactory to the Administrative Agent) and (C) the Administrative Agent shall have entered into an intercreditor agreement customary for similar issuances of Indebtedness in form and substance reasonably satisfactory to the Administrative Agent with the holders of such Indebtedness or an agent thereof and the Borrower, and any such intercreditor agreement shall remain in full force and effect at any time such Indebtedness remains outstanding.”

7. Amendment to Section 7.5 (Disposition of Property). Section 7.5 of the Credit Agreement is hereby amended by inserting the following phrase at the end of clause (g) thereof:

 “and any Disposition of fleet vehicles of Dollar Target and its Subsidiaries or other divestitures required in connection with, resulting from or related to the DTA Acquisition”

8. Amendment to Section 7.7 (Investments).  Section 7.7 of the Credit Agreement is hereby amended by replacing the word “and” at the end of clause (o) thereof with “,”, inserting the word “and” at the end of clause (p) thereof, and inserting immediately following clause (p) thereof the following new clause (q):

“(q)           the DTA Acquisition so long as immediately after giving pro forma effect to the DTA Acquisition, the Borrower is in pro forma compliance with both of the Financial Condition Covenants under Section 7.1 as of the end of the most recently ended Fiscal Quarter.”

9. Amendment to Section 7.8 (Optional Prepayments and Modifications of Certain Agreements).  Section 7.8 of the Credit Agreement is hereby amended by inserting the following phrase immediately before the first proviso in clause (a) thereof:

“or the Indebtedness permitted by Section 7.2(z) secured by Liens on the Collateral on a second priority basis with the Obligations.”

10. Amendment to Schedule 4.17 (UCC Filing Jurisdiction).  Schedule 4.17 of the Credit Agreement is hereby amended by substituting therefor an updated schedule to be delivered by the Borrower to the Administrative Agent at any time on or prior to the Third Amendment Effective Date.

11. Consent to Intercreditor Arrangements; Amendment of Security Documents.  In connection with the incurrence of any Indebtedness pursuant to Section 7.2(z) of the Credit Agreement that is secured by Liens on the Collateral (“Specified Secured Debt”), the Required Lenders hereby consent to permit the Administrative Agent to enter into (a) one or more intercreditor agreements (each a “Specified Intercreditor Agreement”) customary for similar issuances of Indebtedness, in form and substance reasonably satisfactory to the Administrative Agent, establishing the relative rights of the Secured Parties (as defined in the Guarantee and Collateral Agreement) and of the secured parties in respect of any such Specified Secured Debt with respect to the Collateral and certain related matters and (b) such amendments to the Security Documents as shall be appropriate or necessary in connection therewith; provided, in each case, that Administrative Agent has received evidence reasonably satisfactory to it that the terms of any such Specified Secured Debt and the definitive documentation entered into in connection therewith comply with the terms of the Credit Agreement.  Each Lender and Agent hereby irrevocably (i) consents to such pari passu or second priority treatment, as applicable of Liens to be provided for under the instruments, agreements and other documents evidencing or governing the Specified Secured Debt or the amended Security Documents, as the case may be, and any Specified Intercreditor Agreement entered into in connection therewith in accordance with the terms of the Credit Agreement, (ii) authorizes the Administrative Agent to execute and deliver amendments to and waivers of the Security Documents referred to above, any Specified Intercreditor Agreements and any documents relating thereto, in each case on behalf of, and without any further consent, authorization or other action by, such Lender or Agent, and agrees that, upon the execution and delivery thereof, such Lender or Agent will be bound by the provisions of any such amendment or waiver, (iii) agrees that, upon the execution and delivery thereof, such Lender or Agent will be bound by the provisions of any Specified Intercreditor

Agreement, as if it were a signatory thereto and will take no actions contrary to the provisions of any Specified Intercreditor Agreement and (iv) agrees that no Lender or Agent shall have any right of action whatsoever against Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this paragraph or in accordance with the terms of any Specified Intercreditor Agreement.  Each Lender and Agent hereby further irrevocably authorizes the Administrative Agent to enter into such amendments, supplements or other modifications to or waivers of any Specified Intercreditor Agreement in connection with any extension, renewal or refinancing of the Obligations or any of the Specified Secured Debt as are reasonably acceptable to the Administrative Agent to give effect thereto, in each case on behalf of, and without any further consent, authorization or other action by, such Lender or Agent, and agrees that, upon the execution and delivery thereof, such Lender or Agent will be bound by the provisions of any such amendment or waiver. The Administrative Agent shall have the benefit of the provisions of Section 9 of the Credit Agreement with respect to all actions referred to in this paragraph and all actions taken or omitted to be taken by it in accordance with the terms of any Specified Intercreditor Agreement to the full extent thereof. In connection with the DTA Acquisition, the Required Lenders hereby consent to permit the Administrative Agent to enter into such amendments to or waivers of the Security Documents as the Administrative Agent determines are appropriate or necessary in connection therewith, and the Required Lenders and the Administrative Agent hereby agree that no actions or deliveries required under Section 6.9 of the Credit Agreement or any Security Documents with respect to Dollar Target or the DTA Acquisition shall be required to be made or delivered until after consummation of the DTA Acquisition.

12. Fees.           The Borrower agrees to pay to the Administrative Agent for the account of each Lender who has executed and delivered a counterpart of this Amendment by 5:00 P.M., New York City time, on July 14, 2010 (the “Third Amendment Signing Date”), an amendment fee (the “Amendment Fee”) in an amount equal to 0.25 % of the sum of each such Lender’s Revolving Commitment and outstanding Term Loans, which fee shall be due and payable as follows:

(a)	50% of such Amendment Fee shall be due and payable within 5 Business Days of the Third Amendment Signing Date; and

(b)	the remaining 50% of such Amendment Fee shall be due and payable on the Third Amendment Effective Date (and only if the Third Amendment Effective Date occurs).

13. Representations and Warranties.  On and as of the date hereof, the Borrower hereby confirms, reaffirms and restates that the representations and warranties set forth in Section 4 of the Credit Agreement are true and correct in all material respects except to the extent that such representations and warranties expressly relate solely to a specific earlier date, and except for any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect,” or similar language, in which case the Borrower hereby confirms, reaffirms and restates that such representations and warranties are true and correct in all respects.

14. Conditions to Effectiveness.  This Amendment shall become effective upon satisfaction of the following conditions precedent (the effective date of this Amendment, the “Third Amendment Effective Date”):

(a)	on or prior to the date of this Amendment, the Third Amendment Arranger shall have received the following:

(i)  counterparts to this Amendment duly executed by Holdings, the Borrower, the Administrative Agent and the Required Lenders;

(ii)  executed counterparts from each Loan Party of the Guarantee and Collateral Acknowledgement substantially in the form attached hereto as Exhibit A; and

 (iii) all fees (other than the Amendment Fee) required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) required to be paid under this Amendment;

(b)
on or prior to the date of this Amendment, the Administrative Agent shall have received 50% of the Amendment Fee for the account of each Lender consenting to the Amendment in accordance with Section 12 hereof;

(c)	on or prior to the Third Amendment Effective Date:

(i)  the Administrative Agent shall have received the remaining 50% of the Amendment Fee for the account of each Lender consenting to the Amendment in accordance with Section 12 hereof; and

(ii) the Third Amendment Arranger shall have received all other fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) required to be paid under this Amendment; and

(d)	the DTA Acquisition shall have been consummated.

Notwithstanding the foregoing, the amendments described in Sections 2(a)(iii), 5(a) and 5(b) of this Amendment shall become effective on the date of this Amendment upon satisfaction of the conditions precedent set forth in Sections 14(a) and 14(b) hereof.

15. Continuing Effect; No Other Amendments or Consents.  Except as expressly provided herein, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect.  The amendments provided for herein are limited to the specific subsections of the Credit Agreement specified herein and shall not constitute a consent, waiver or amendment of, or an indication of the Administrative Agent’s or the Lenders’ willingness to consent to any action requiring consent under any other provisions of the Credit Agreement or the same subsection for any other date or time period. Upon the effectiveness of the amendments set forth herein, on and after the Third Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

16. Expenses.  The Borrower agrees to pay and reimburse the Third Amendment Arranger and the Administrative Agent for all its reasonable costs and out-of-pocket expenses incurred in connection with the preparation and delivery of this Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Third Amendment Arranger and the Administrative Agent in accordance with the terms in the Credit Agreement (and in the case of the Third Amendment Arranger, to the extent the Administrative Agent would be paid and reimbursed under the Credit Agreement).

17. Counterparts.  This Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile and electronic (e.g. “.pdf”, or “.tif”) transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

18. GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

By:	AVIS BUDGET HOLDINGS, LLC /s/ Rochelle Tarlowe
Name: Title:	Rochelle Tarlowe Vice President and Treasurer

By:	AVIS BUDGET CAR RENTAL, LLC /s/ Rochelle Tarlowe
Name: Title:	Rochelle Tarlowe Vice President and Treasurer

By:	CITIGROUP GLOBAL MARKETS INC., as Third Amendment Arranger /s/ Christopher M. Wood
Name: Title:	Christopher M. Wood Director

By:	JPMORGAN CHASE BANK, N.A., as Administrative Agent /s/ Mary E. Gherty
Name: Title:	Mary E. Gherty Managing Director

By:	BANK OF AMERICA, N.A., as a Lender /s/ L. Dustin Vincent
Name: Title:	L. Dustin Vincent Senio Vice President

By:	CITIBANK N.A., as a Lender /s/ Thomas A. Neville
Name: Title:	Thomas A. Neville Attorney in Fact

By:	Credit Agricole Corporate & Investment Bank., as a Lender /s/ Rod Hurst
Name: Title:	Rod Hurst Managing Director

By:	/s/ Michael Madnick
Name: Title:	Michael Madnick Managing Director

By:
DEUTSCHE BANK AG NEW YORK BRANCH,
Solely in respect of Revolving Commitment held and administered by
Deutsche Bank AG New York Branch Leveraged Loan Portfolio Group: Revolving Commitment $125,000,000

/s/ Scottye Lindsey

Name: Title:	Scottye Lindsey Director /s/ Carin Keegan
Name: Title:	Carin Keegan Director

By:	DEUTSCHE BANK AG London Branch, as a Lender /s/ Dierdre D. Cesario
Name: Title:	Dierdre D. Cesario Assistant Vice President /s/ Angelina Quintana
Name: Title:	Angelina Quintana Assistant Vice President

By:	JPMORGAN CHASE BANK, N.A., as a Lender /s/ Mary E. Gherty
Name: Title:	Mary E. Gherty Managing Director

By:	[INSERT LENDER NAME], as a Lender
Name: Title:

EXHIBIT A

Form of Guarantee and Collateral Acknowledgement

Reference is made to the Credit Agreement dated as of April 19, 2006 (as amended from time to time, the “Credit Agreement”) among others Avis Budget Car Rental, LLC, the Lenders and other parties thereto and JPMorgan Chase Bank, N.A., as administrative agent.  Capitalized terms used but not defined herein are used with the meanings assigned to them in the Credit Agreement.

Each Loan Party executing a copy of this Guarantee and Collateral Acknowledgement confirms and agrees that notwithstanding the effectiveness of the foregoing Third Amendment, each Loan Document to which such Person is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, in each case as amended by the Third Amendment.

By:	[ ]
Name: Title: